Prospectus Supplement No. 1 to
Prospectus dated January 18, 2007
Registration No. 333-140072
Filed pursuant to Rule 424(b)(3)

EAGLE BROADBAND, INC.

Supplement No. 1
to
Prospectus Dated January 18, 2007

_________________________________________________

This Prospectus Supplement supplements our Prospectus dated January 18, 2007, relating to the offer and sale from time to time of up to 4,200,000 shares of our common stock for the account of the shareholder named in the Prospectus.  This Supplement amends and supplements certain information contained in the Prospectus.  We encourage you to read this Supplement carefully with the Prospectus.

Eagle is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers.  We leverage years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers.  Our product offerings include IPTVComplete™, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAX® satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

Our common stock is listed on the American Stock Exchange under the symbol “EAG.”  On March 29, 2007, the last sales price of our common stock as reported on the American Stock Exchange was $0.21 per share.  The shares of common stock offered pursuant to this prospectus have been approved for trading on the American Stock Exchange.

The selling shareholder, Brittany Capital Management Limited, is an underwriter within the meaning of the Securities Act of 1933, as amended.

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors listed in the Prospectus and this Supplement before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2007

Current Reports on Form 8-K

On January 24, 2007, we filed a Current Report on Form 8-K disclosing that on January 23, 2007, the company held its 2007 Annual Meeting of Shareholders in League City, Texas, and that a quorum was present at the meeting and all three proposals included in the December 18, 2006 proxy statement were voted on and approved.

On February 8, 2007, we filed a Current Report on Form 8-K disclosing that on February 2, 2007, Dutchess Private Equities Fund, Ltd. purchased a $1,300,000 face amount promissory note from the company for $1,000,000, and that in connection with this transaction, the company agreed to issue 200,000 shares of its common stock to Dutchess, with piggyback registration rights and the company issued Dutchess a five-year warrant granting Dutchess the right to purchase 2,500,000 shares of the company’s common stock at par value.

On February 13, 2007, we filed a Current Report on Form 8-K disclosing that on February 7, 2007, the company received notice from the American Stock Exchange (the “Amex”) that the staff of the Amex’s Listing Qualifications Department had determined not to accept the company’s plan for regaining compliance with the Amex stockholders’ equity requirement for continued listing, and that the company requested a hearing before an Amex Listing Qualifications Panel.

On March 28, 2007, we filed a Current Report on Form 8-K disclosing that on March 22, 2007, the company entered into an agreement with Alliance Maintenance & Services, Inc. (“Alliance”), pursuant to which the company will acquire Alliance’s telecom services division effective April 1, 2007, and that the company agreed to issue 1,851,852 shares as consideration therefor.

On March 30, 2007, we filed a Current Report on Form 8-K disclosing that on March 27,2007, the Board of Directors of the company determined not to pursue the hearing before the Listing Qualifications Panel of the American Stock Exchange (the “Amex”) regarding the continued listing of the company’s stock, and that the company’s stock will be removed from listing on the Amex effective April 9, 2007.

Up To
4,200,000
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus Supplement No. 1

March 30, 2007